EXHIBIT 10.14.11

TENTH AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER

THIS TENTH AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of March 9, 2017, by and among INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC., a Minnesota corporation (each, a “Borrower”; collectively, the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (the “Bank”).

RECITALS:

A.       The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010, as further amended by a Second Amendment dated as of August 12, 2011, as further amended by a Third Amendment dated as of March 1, 2012, as further amended by a Fourth Amendment dated as of August 6, 2012, as further amended by a Fifth Amendment dated December 21, 2012, as further amended by a Sixth Amendment dated February 14, 2014, as further amended by a Seventh Amendment dated March 31, 2015, as further amended by a Eighth Amendment dated April 15, 2016, and as further amended by a Ninth Amendment dated August 15, 2016 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.       The Borrowers have requested that the Bank waive certain existing Events of Default and amend certain provisions of the Loan Agreement, and the Bank has agreed to so waive such existing Events of Default and to so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Waiver. Section 10.2 of the Loan Agreement requires that the Borrowers’ Leverage Ratio not exceed 4.00 to 1.00 as of December 31, 2016. The Borrowers reported that their Leverage Ratio as of December 31, 2016 was 6.07 to 1.00. Furthermore, Section 10.3 of the Loan Agreement requires that the Borrowers’ Fixed Charge Coverage Ratio not be less than 1.10 to 1.00 as of December 31, 2016. The Borrowers reported that their Fixed Charge Coverage Ratio as of December 31, 2016 was 0.48 to 1.00. Such instances of non-compliance each constitutes an Event of Default under Section 11.3 of the Loan Agreement (collectively, the “Existing Defaults”). The Borrowers have requested that the Bank waive the Existing Defaults, and, subject to the full satisfaction of all of the conditions precedent described in Section 3 below, the Bank hereby so waives the Existing Defaults. Except as expressly provided herein, all provisions of the Loan Agreement remain in full force and effect and this waiver shall not apply to any other or subsequent failure to comply with Section 10.2 or any other provision of the Loan Agreement.

Section 2.     Amendments.

(a)            Minimum EBITDA. Section 10.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

10.1       Minimum EBITDA. As of March 31, 2017, the Borrowers’ consolidated EBITDA for the period of twelve (12) consecutive calendar months then-ended shall not be less than $1,200,000.

(b)          Funded Debt to EBITDA. Section 10.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

10.2       Funded Debt to EBITDA. As of each of the measurement dates set forth in the chart below, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio of: (a) consolidated Funded Debt as of such date, minus the aggregate collected cash balance in Deposit Accounts of the Borrowers maintained with the Bank as of such date; to (b) consolidated EBITDA (the “Leverage Ratio”) for the period of twelve (12) consecutive calendar months then-ended of not greater than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Maximum Leverage Ratio
June 30, 2017	4.75 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017 and the last day of each calendar quarter ending thereafter	2.50 to 1.00

(c)          Fixed Charge Coverage. Section 10.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

10.3       Fixed Charge Coverage. As of each of the measurement dates set forth in the chart below, for the period of twelve (12) consecutive calendar months then-ended, the Borrowers and their respective consolidated Subsidiaries shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of: (a) the total of consolidated EBITDA for such period, minus the sum of all income taxes paid in cash by the Borrowers on a consolidated basis, minus all Capital Expenditures of the Borrowers made during such period which are not financed with Funded Debt, minus that portion of the aggregate cash payments made by the applicable Borrower(s) in respect of the Subject Agreements and Applicable Agreements during such period that was not deducted as an expense in arriving at Net Income for such period, minus, to the extent not deducted as an expense or loss in arriving at EBITDA for such period, cash paid following the date of the Seventh Amendment to this Agreement in respect of capital calls related to any of Borrowers’ joint venture or minority interest Investments permitted under Section 9.3(g); to (b) the sum for such period of (i) Interest Charges paid in cash, plus (ii) (A) regularly scheduled payments made (and, without duplication, payments required to be made) in respect of principal of Funded Debt (including the Term Loan, but excluding the Revolving Loans) and (B) a payment of $250,000 assumed to have been made with respect to the Term Loan on March 31, 2015 (notwithstanding that no such payment is required to be made on such date), plus (iii) all cash dividends and distributions paid or declared in respect of Capital Securities of the Borrowers, of not less than the amount set forth opposite such measurement date in the chart below:

Measurement Date	Minimum Fixed Charge Coverage Ratio
June 30, 2017	1.05 to 1.00
September 30, 2017	1.25 to 1.00
December 31, 2017 and the last day of each calendar quarter ending thereafter	1.25 to 1.00

Section 3.     Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)            This Amendment.

(b)            With respect to each Borrower, a copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by an officer of such Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation and the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of such Borrower referred to above and identifies the office or offices held by such officer.

(c)            The Bank shall have received an amendment fee in the amount of $35,000, which fee shall be non-refundable when paid and wholly earned when received.

(d)            Such other documents or instruments as the Bank may reasonably require.

Section 4.     Representations; No Default. Each Borrower represents and warrants that: (a) the representation and warranties contained in Section 7 of the Loan Agreement are true and correct in all material respects, as though made on the date hereof, except to the extent such representation and warranty, by its express terms, relates solely to a prior date, and except that the representations and warranties contained in Section 7.26 of the Loan Agreement shall be true and correct in all material respects, as though made on the date of the financial statements most recently delivered to the Bank pursuant to Section 8.8(a) of the Loan Agreement; (b) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith; (c) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank; (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank; (e) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents; (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement); and (g) after giving effect to this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 5.    Affirmation; Further References. The Bank and each Borrower acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 6.    Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 7.    Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 8.    Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 9.       Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 10.     Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (.pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 11.     Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 12.     Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 13.     No Waiver. Except as expressly set forth in Section 2 above, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION,
a Pennsylvania corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

[Signature page to Tenth Amendment to Loan and Security Agreement and Waiver]

BANK:	THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation

	By	/s/ Leanne Manning
Leanne Manning, Managing Director

[Signature page to Tenth Amendment to Loan and Security Agreement and Waiver]